Exhibit 10.12

June 12, 2016

Robert J. Gould, Ph.D.

[**]

Re:  Offer of Employment

Dear Robert:

Fulcrum Therapeutics, Inc. (the “Company”) is pleased to confirm its offer to employ you as President and Chief Executive Officer. As President and Chief Executive Officer you will be a member of the Board and report to the Company’s Board of Directors (the “Board”). Your start date will be no later than June 20, 2016 pending completion of all meetings with team members and signing of the new agreed upon Agreement with Epizyme.

Responsibilities are expected to include, but may not limited to, the following:

•                  Oversee and integrate all company activities to ensure Fulcrum meets its research, development, and business milestones by focusing on value creation for our founders, employees, partners, investors and most importantly,  making a difference in patients’ lives

•                  Work with the Board and senior management to develop and communicate a compelling vision, strategic direction and company business plan; continually evaluate alternative strategies; identify competitive issues; capitalize on the product engine and develop and implement operating plans to achieve objectives

•                  Build a robust organization by ensuring that qualified research & development and business talent are recruited hired and retained.  Work with the Board and the senior management team to manage uncertainty while maintaining an entrepreneurial environment; manage performance of team by providing feedback, teaching and development opportunities

•                  Foster an internal atmosphere that supports individual accountability, transparency, open communication and respect to enable employees to focus on the Company’s culture and mission

•                  Build and maintain a “Group Genius” environment for our founders, employees, advisors, key opinion leaders, partners and investors where everyone expresses their ideas and opinions and where we ultimately integrate these ideas to achieve the best plans and solutions for our patients

•                  Develop, build and lead strategic partnerships with external companies to complement Fulcrum’s capability, to raise dollars for building the company and to bring important products to the patients we serve

•                  Serve as the primary spokesperson for company, establishing and communicating the company’s vision and image, and enhancing its visibility among potential partners

Your compensation for this position will be at the rate of $420,000 a year, payable in accordance with the Company’s normal pay schedule, which the Company currently expects will be bi-weekly.  All payments are subject to legally required tax withholdings.  It is expected that, when an annual bonus program is approved by the Board of Directors, you will be eligible for a target bonus at 35% of your annual compensation, based upon the achievement of corporate and individual goals, as agreed by the Board of Directors. You will be eligible to participate each year in any annual bonus plan adopted by the Company and the Company, subject to financial, business, and other circumstances and factors.

After Series A funding, you will be issued restricted stock grant for 3,000,000 shares of Fulcrum Therapeutics, Inc. common stock (the “Shares”), subject to approval of the Company’s Board of Directors, at an exercise or purchase price equal to the fair market value of the Company’s common stock on the date of grant or issuance, subject to the standard terms and conditions of Fulcrum Therapeutics, Inc. Stock Incentive Plan and form of stock option or restricted stock agreement, including vesting, subject to continued employment. The Shares shall vest over four years at the rate of 25% on the first anniversary of the commencement date of your employment and an additional 6.25% per quarter for the next twelve successive quarters of employment when, after four full years of employment, the Shares will be fully vested.  The Share grant will be brought to the Board of Directors for approval soon after you begin employment with the Company.

The Company will offer a comprehensive benefits program and you will be eligible to participate in the program to the extent that the company establishes them soon after the completion of the Series A financing.  You will accrue 15 paid vacation days each year for the first 5 years of service and receive all paid holidays annually in accordance with the company holiday schedule.

It is understood that you are an “at-will” employee.  You are not being offered employment for a definite period of time, and either you or the Company may terminate the employment relationship at any time and for any reason, with or without Cause or prior notice and without additional compensation to you, other than as provided below.

(a)  the Company may terminate your employment for “Cause” (as defined below) upon written notice to you effectively immediately, in which case you will not be entitled to receive any form of payment other than your earned compensation through your date of separation;

(b)  you may terminate your employment voluntarily other than for “Good Reason” (as defined below) upon at least thirty (30) days’ prior written notice to the Company, in which case you will not be entitled to receive any form of payment other than your earned compensation through your date of separation; and

(c) Notwithstanding the foregoing, in the event that the Company terminates your employment without Cause, then, subject to you entering into and complying with a separation agreement and general release in a form provided by the Company, you will be entitled to a severance pay in an amount equal to: (i) twelve months of your then base salary as of the date of termination, such amount to be paid in equal installments over a twelve (12) month period after the date of your termination in accordance with the Company’s usual payroll practices and periods, subject to applicable taxes and withholding, (ii) payment for twelve (12) months of monthly COBRA premiums at the same rate as the Company pays for active employees for you and your eligible dependents, subject to applicable COBRA terms and in compliance with applicable non-discrimination or other requirements under the Internal Revenue Code (the “Code”), the Patient Protection and Affordable Care Act, or the Health Care and Education Reconciliation Act.

(d) For purposes of this letter agreement:

“Cause” means:

Your dishonest statements or acts with respect to the Company or any affiliate of the Company, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business that results in or is reasonably anticipated to result in material harm to the Company; (ii) your conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (iii) your failure to perform your assigned duties and responsibilities to the reasonable satisfaction of the Company which failure continues, in the reasonable judgment of the Company, for thirty (30) days after written notice given to you by the Company describing such failure in reasonable detail; (iv) your gross negligence, willful misconduct or insubordination with respect to the Company that results in or is reasonably anticipated to result in material harm to the Company; or (v) your material violation of any provision of any agreement(s) between you and the Company relating to noncompetition, nonsolicitation, nondisclosure and/or assignment of inventions.

(e) For purposes of this letter, “Good Reason” means, in the context of your resignation from your employment position with the Company, a resignation that occurs within thirty (30) days following: (i) a change in the principal location at which you provide services to the Company beyond fifty (50) miles from Cambridge, MA; (ii) a material reduction in your compensation or a material reduction in your benefits, except such a reduction in connection with a general reduction in compensation or other benefits of all senior executives of the Company; (iii) a material breach of this letter by the Company that has not been cured within ten (10) days after written notice thereof by you to the Company; or (iv) a failure by the Company to obtain the assumption of this letter by any successor to the Company.

(f) The time for payment, or schedule for payment, of any severance payments due hereunder may not be accelerated, except as provided for in the Treasury Regulations promulgated under Section 409A of the Internal Revenue Code of 1986 (the “Code11), or any law replacing or superseding such Section or regulations. Notwithstanding the preceding provisions of this Section 6(d), in the case that the Company becomes a publicly traded company and you are deemed a “specified employee” (as defined in Section 409A(2)(B)(i) of the Code), no severance payment may be made earlier than the date which is six (6) months after the termination of employment hereunder (or, if earlier, the date of the death of the Executive) if and to the extent required by applicable law or other rules of any stock exchange upon which any of shares of the Company’s capital stock are then traded.

Enclosed is a “Non-Solicitation, Non-Competition, Confidentiality and Assignment Agreement” (the “Employee Agreement”).  This offer of employment is conditioned on your willingness to enter into and abide by the terms of the Employee Agreement, the terms of which are incorporated into this offer letter.

In making this offer, the Company understands, and in accepting it you represent that you are not under any obligation to any former employer or any person or entity which would prevent, limit, or impair in any way the performance by you of your duties as an employee of the Company.

The Immigration Reform and Control Act requires employers to verify the employment eligibility and identity of new employees.  You will be required to complete a Form I-9 which will be provided to you before the Start Date.  Please bring the appropriate documents listed on that form with you when you report for work.  We will not be able to employ you if you fail to comply with this requirement.

This offer letter and the Employee Agreement and Equity Documents referenced above constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  Neither this offer letter nor the Employee Agreement may be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company, although, consistent with your at-will employment, your job duties, title, reporting relationship, compensation and benefits may change from time to time, at the Company’s option.

Please indicate your acceptance of this offer by signing and returning the enclosed copy of this letter and the Employee Agreement no later than “-” based on when he is scheduled to come back to meet the rest of the team.   You may indicate your acceptance of this offer by signing on the appropriate space below and returning a signed, scanned copy of this letter and the Employee Agreement to Chris Robinson, [**] and Susan O’Connor at [**].

We look forward to your joining the Company and are pleased that you will be working with us.

Very truly yours,

Mark Levin

Interim Chief Executive Officer

Fulcrum Therapeutics, Inc.

Accepted and Agreed:

/s/ Robert J. Gould
Robert J. Gould, Ph.D.

13 June 2016
Date